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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH]



                                 May 15, 2001

Qualstar Corporation
3990B Heritage Oak Court
Simi Valley, California 93063

     Re:  Registration Statement on Form S-8 for 1998 Stock Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel for Qualstar Corporation, a California corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") which the Company intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 942,300 shares of the Company's Common Stock, no par value (the "Shares"), which may be issued and sold by the Company upon the exercise of options granted and to be granted under the Qualstar Corporation 1998 Stock Incentive Plan, as amended (the "Plan").

     We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, upon issuance and delivery and payment therefor in accordance with the provisions of the Plan, will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement.

                                    Very truly yours,

                                    STRADLING YOCCA CARLSON & RAUTH


                                    /s/ STRADLING YOCCA CARLSON & RAUTH